Exhibit 4.8
SECOND SUPPLEMENTAL INDENTURE
          This Second Supplemental Indenture, dated as of March 17, 2009 (this “Supplemental Indenture”), among Splash Transport, Inc. (the “Subsidiary Guarantor”), DR PEPPER SNAPPLE GROUP, INC. (together with its successors and assigns, the “Company”) and Wells Fargo Bank, N.A., as Trustee under the Indenture referred to below.
W I T N E S S E T H:
          WHEREAS, the Company and the Trustee have heretofore executed and delivered an Indenture, dated April 30, 2008 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance $250,000,000 principal amount of the Company’s 6.12% Senior Notes due 2013 (the “2013 Notes”), $1,200,000,000 principal amount of the Company’s 6.82% Senior Notes due 2018 (the “2018 Notes”) and $250,000,000 principal amount of the Company’s 7.45% Senior Notes due 2038 (the “2038 Notes” and together with the 2013 Notes, the 2018 Notes, any Additional Notes of any Initial Series and the Notes of any Additional Series, the “Notes”) issued under the Indenture;
          WHEREAS, Company, Trustee and certain Subsidiaries of the Company have executed and delivered a Supplemental Indenture, dated May 7, 2008 (as amended, supplemented, waived or otherwise modified, the “First Supplemental Indenture”) pursuant to which such Subsidiary Guarantors guarantee payment of the Notes on the terms and conditions as those set forth in the First Supplement Indenture; and
          WHEREAS, Section 4.12 of the Indenture provides that the Company shall cause any Subsidiary of the Company that Guarantees, directly or indirectly, any Indebtedness of the Company (including any Indebtedness under any Credit Agreement) to at the same time, execute and deliver to the Trustee a supplement to this Indenture pursuant to which such Subsidiary shall Guarantee payment of the Notes on the same terms and conditions as those set forth in this Indenture; and
          WHEREAS, pursuant to Section 9.01(e) of the Indenture, the Trustee, the Company and the Subsidiary Guarantor are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder of Notes.
          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
ARTICLE I
Definitions
          SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined.
ARTICLE II
Agreement to be Bound; Subsidiary Guarantee; Effective Date
     SECTION 2.1 Agreement to be Bound. Subsidiary Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The Subsidiary Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.
     SECTION 2.2 Guarantee. The Subsidiary Guarantor hereby unconditionally guarantees, jointly and severally with each other Subsidiary Guarantor, to each Holder of a Note authenticated and delivered by the

Trustee and the to the Trustee and its successors and assigns, the full and punctual payment when due, whether at Stated Maturity, by redemption, acceleration or otherwise, of the obligations of the Company under the Notes and the other guaranteed obligations of the Company set forth in Article 10. The terms of each Subsidiary Guarantee are more fully set forth in Article 10 of the Indenture and Subsidiary Guarantor agrees to be bound by such terms.
          SECTION 2.3 Effective Date. This Supplemental Indenture, and all rights, obligations and agreements herein, shall become effective as of December 31, 2008, notwithstanding the date first set forth above nor the date executed by the parties.
ARTICLE III
Miscellaneous
          SECTION 3.1 Notices. All notices and other communications to the Subsidiary Guarantor shall be given as provided in the Indenture.
          SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders of Notes and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
          SECTION 3.3 Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
          SECTION 3.4 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
          SECTION 3.5 Trustee not Responsible. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Subsidiary Guarantor.
          SECTION 3.6 Counterparts. The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together shall represent the same agreement.
          SECTION 3.7 Headings. The headings in this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
          SECTION 3.8 No Adverse Interpretation of Other Agreements. This Supplemental Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person (other than the Indenture). Any such indenture, loan or debt agreement may not be use to interpret this Supplemental Indenture or the Indenture.
[Signature pages follow]
Supplemental Indenture Signature Page

          IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

COMPANY DR PEPPER SNAPPLE GROUP, INC.
By:	/s/ John O. Stewart
Name:	John O. Stewart
Title:	Executive Vice President & CFO

Supplemental Indenture Signature Page

TRUSTEE WELLS FARGO BANK, N.A.
By:	/s/ John C. Stohlmann
Name:	John C. Stohlmann
Title:	Vice President

Supplemental Indenture Signature Page

SUBSIDIARY GUARANTOR SPLASH TRANSPORT, INC.
By:	/s/ Robert Callan
Name:	Robert Callan
Title:	Vice President

Supplemental Indenture Signature Page